EXHIBIT 3.(i).5


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
                        STATE OF UTAH                                                [/S/ CO #107012]
                    DEPARTMENT OF COMMERCE
        DIVISION OF CORPORATIONS AND COMMERCIAL [CODE]
       I HEREBY CERTIFY THAT THE FOREGOING HAS BEEN ___                             [STAMPED: RECEIVED
        AND APPROVED ON THE /S/ 15 DAY OF /S/ SEPT 94                                   SEP 15 1994
     IN THE OFFICE OF THIS DIVISION AND HEREBY ISSUE THIS                     UT DIV. OF CORP. & COMM. CODE]
                     CERTIFICATE THEREOF.

    EXAMINER /S/ BS            DATE /S/ 919/94                                 [STAMPED NUMBER: 4237010017]
                                                                                       [STAMPED: BJS]
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[SEAL]

           /s/
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           [Illegible]


                                    CORRECTED
                              ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       FILMAGIC ENTERTAINMENT CORPORATION

         Filmagic Entertainment Corporation hereby amends its Articles of Incorporation as follows, to-wit:

         1. The following amendment of the Articles oaf Incorporation was adopted by the shareholders of the corporation on July 22, 1994 in the manner prescribed by the laws of the State of Utah and the Articles of Incorporation of Filmagic Entertainment Corporation.

         2. That Article IV of the Articles of Incorporation filed December 7, 1983 should be amended by amending the IV Article to read as follows.

         This Corporation is authorized to Issue one class of common stock. The total authorized common stock of this Corporation shall be 10,000,000 shares Of $0.001 par value per share. These shares shall bear voting rights and share equally in distribution of profits of the Corporation.

         This Corporation is authorized to issue one class of preferred stock. Total authorized Preferred stock oaf this Corporation shall be 5,000,000 shares.

         3. That Article VII Section 6 of the Articles of Incorporation filed December 7, 1983 authorizes the shareholders to accept amended bylaws. These


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amended bylaws  presented at the meeting on July 22, 1994,  were duly adopted at this meeting in accordance with the above mentioned provision.

         4. The shareholders voted to approve a 1 for 10 reverse split of it's current outstanding common stock. The issued and outstanding common stock prior to the meeting was 73,230, 000 shares. The issued and outstanding common stock after this 1 for 10 reverse split is 7,323,000 shares.

         5. Shareholders on July 22, 1994 based on proxies and votes representing 42,554,000 shares accounted for, voted in favor of this amendment. These voting shares constituted a quorum and a majority at the shareholders meeting. These amendments were also adopted unanimously by the board of directors.

         Executed by the undersigned President and Secretary of Filmagic Entertainment Corporation in duplicate on the 14th day of September, 1994.

                                              FILMAGIC ENTERTAINMENT CORPORATION
                                              A Utah Corporation

                                              BY:  /s/ Leonard W. Gotshalk
                                                 ------------------------------
                                                 PRESIDENT


                                              BY:  /s/ Linda W. Gotshalk
                                                 ------------------------------
                                                 SECRETARY



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